Exhibit 10.1

Amendment No. 3 to

Haynes International, Inc.

2009 Restricted Stock Plan

Section 5.02(c) of the Haynes International, Inc. 2009 Restricted Stock Plan (the “Plan”) is hereby amended and restated in its entirety to read as follows:

“(c)   Lapse of Restrictions for Grants to Non-Employee Directors.    Except as set forth in Subsections (d) and (e), the restrictions set forth in Subsection (a) shall lapse for any Restricted Stock Award made to a Non-Employee Director upon the earlier of (i) such time as may be determined by the Committee at the time of the award and set forth in the Award Agreement, or (ii) the failure of such Non-Employee Director to be re-elected at an annual meeting of the stockholders of the Company as a result of such Non-Employee Director being excluded from the nominations for any reason other than Cause.”

All other provisions of the Plan shall remain in full force and effect.